Exhibit 99.1

          Possis Medical's Rapid Exchange Catheter Receives
           U.S. Coronary Labeling; XMI-RX Also Receives CE
         Mark, Allowing Marketing Launch at Euro PCR Meeting

    MINNEAPOLIS--(BUSINESS WIRE)--May 13, 2004--Possis Medical, Inc. (Nasdaq:POSS), today reported that it has received approval from the U.S. Food & Drug Administration (FDA) to market the rapid exchange version of its popular XMI(R) Rheolytic(TM) Thrombectomy Catheter--the XMI-RX--for coronary indications. The XMI-RX had previously been labeled for peripheral arterial use, and the new FDA approval came in response to the Company's PMA supplement.
    The Company also announced that it has received CE mark approval, allowing coronary marketing of the product in the European Community. Possis Medical, Inc. plans to launch the new, CE-marked product at the upcoming Paris Course on Revascularization (PCR) to be held from May 25-28th, 2004. PCR is among the most prominent medical-scientific symposia for interventionalists in Europe, and it draws hundreds of physicians from around the globe. The Company has a number of physician presentations planned for PCR, including a case review session led by Dr. Jeffrey Popma on Thursday, May 27th. AngioJet(R) XMI case reviews from the Thoraxcentre (Rotterdam, The Netherlands) and Careggi Hospital (Florence, Italy) will discuss thrombectomy and stenting for reperfusion in acute myocardial infarction. For information on PCR, please go to www.europcr.com.
    Robert G. Dutcher, Chairman and CEO of Possis Medical, Inc. said, "We expect that the U.S. coronary approval of the XMI-RX will allow us to better position our product with physicians, leading to increased market acceptance. Also, the rapid-exchange platform is very important to our European physicians, and we believe that launching this new product at such a prominent European course will give our international distributors great visibility with their customers."
    Possis Medical, Inc., develops, manufactures and markets medical devices for the cardiovascular and vascular treatment markets. Its primary product, the AngioJet(R) Rheolytic(TM) Thrombectomy System, is marketed in the US for blood clot removal from coronary arteries, bypass grafts, leg arteries and AV dialysis access grafts. For more information about Possis, please visit www.possis.com.
    Certain statements in this press release, such as those referring to the market acceptance of the coronary labeled XMI-RX product and potential related sales of the AngioJet System, constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. A discussion of the factors that could impact the Company's future results are set forth in the cautionary statements included in Exhibit 99 to the Company's Form 10-K for the year ended July 31, 2003, filed with the Securities and Exchange Commission.

    CONTACT: Possis Medical, Inc., Minneapolis
             Eapen Chacko, 763-717-1157
             eapen.chacko@possis.com